Exhibit 99.1

Company Contact — Jim Dorsey BioClinica 267-757-3040

Investor Contact — Linda Decker Financial Media — Bill Gordon Porter, LeVay & Rose, Inc. 212-564-4700

Trade Media — Beth Nestlerode Diccicco Battista Communications 484-342-3600
FOR IMMEDIATE RELEASE
BIOCLINICA ANNOUNCES SHARE REPURCHASE PROGRAM
NEWTOWN, PA, December 17, 2010 — BioClinica®, Inc., (NASDAQ: BIOC), a global provider of clinical trial management services, announced that its Board of Directors has authorized a share repurchase program of up to $2.0 million of the Company’s common stock over the next 18 months.
Repurchase under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws, including Rule 10b-18. The timing of the repurchases and the exact number of shares of common stock to be purchased will be determined by the discretion of the Company’s management, and will depend upon market conditions and other factors. The program will be funded using the Company’s cash on hand and cash generated from operations. The program may be extended, suspended or discontinued at any time.
BioClinica currently has 15.2 million shares of common stock outstanding.
About BioClinica, Inc.
BioClinica, Inc. is a leading global provider of integrated, technology-enhanced clinical trial management services. BioClinica supports pharmaceutical and medical device innovation with imaging core lab, internet image transport, electronic data capture, interactive voice and web response, Microsoft Office-Smart clinical trial management, and clinical supply chain forecasting and optimization solutions. BioClinica services maximize efficiency and manageability throughout all phases of the clinical trial process. With more than 20 years of experience and over 2,000 successful trials to date, BioClinica has supported the clinical development of many new medicines from early phase trials through final approval. BioClinica operates state-of-the-art, regulatory-body-compliant imaging core labs on two continents, and supports worldwide eClinical and data management services from offices in the United States, Europe and Asia. For more information, please visit www.bioclinica.com.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent Form 10-Q.
#####